EXHIBIT 23.2
CONSENT OF INDEPENDENT AUDITORS
     Hall, Kistler & Company LLP consents to the reference to the firm under the caption “Experts” in the accompanying Registration Statement on Form S-3 and related Prospectus of NGAS Resources, Inc. and to the incorporation by reference therein of our report on the consolidated financial statements of the Company dated March 9, 2010, included in its Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission.

/s/ Hall, Kistler & Company LLP
Hall, Kistler & Company LLP

Canton, Ohio
November 5, 2010